Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Temir Corp.

We hereby consent to the use of our report dated September 27, 2016 with respect to the financial statements of Temir Corp. as of August 31, 2016 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the period from May 19, 2016 through August 31, 2016.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Michael Gillespie & Associates, PLLC

Seattle, Washington

December 13, 2016

/S/ Michael Gillespie & Associates, PLLC